Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

PLANETART, LLC

as Purchaser

and

PROVIDE CREATIONS, INC.

and the other Sellers party hereto

Dated as of June 23, 2019

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Schedules
Schedule 1.1(a)	Business Employees
Schedule 1.1(b)	Sellers’ Knowledge
Schedule 1.1(c)	Leases for Leased Real Property
Schedule 2.1(b)(iv)	Purchased Contracts
Schedule 2.1(b)(vi)	Purchased Intellectual Property
Schedule 2.1(b)(xi)	IT Equipment
Schedule 2.3(h)	Assumed Liabilities
Schedule 2.4(d)	Liability of Transferred Employees
Schedule 2.4(e)	Benefit Plan Liabilities
Schedule 2.5(b)	Contract Assignment Notice Parties and Cure Amounts
Schedule 3.4(a)	Form of Closing Working Capital Statement
Schedule 4.4(c)(v)	Required Concessions
Schedule 5.3	Governmental Consents
Schedule 5.4	Title to Purchased Assets
Schedule 5.5	Contract Consents
Schedule 5.9(c)	Reductions in Force
Schedule 5.10(a)	Title to Intellectual Property
Schedule 5.10(b)(i)	Trademarks
Schedule 5.10(c)	Copyrights
Schedule 5.10(d)	Patents
Schedule 5.10(i)	Intellectual Property Contracts
Schedule 5.12(c)	Taxes

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 23, 2019 (the “Effective Date”), is by and among PlanetArt, LLC, a Delaware limited liability company (“Purchaser”), Provide Creations, Inc., a Delaware corporation (the “Company”), and other Affiliates listed on the signature pages to this Agreement (together with the Company, each a “Seller” and, collectively, “Sellers”).  Certain capitalized terms used in this Agreement that are not otherwise defined are defined in Article I.

A.                                    On June 3, 2019 (the “Petition Date”), each of Sellers filed a voluntary petition and commenced a case (the “Bankruptcy Cases”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

B.                                    Sellers and certain of their Affiliates are engaged in the business of manufacturing and selling personalized gifts through the www.personalcreations.com website, the www.gifts.com website and other online retail channels using the PERSONAL CREATIONS, GIFTS.COM, RED ENVELOPE, and those trademarks listed on Schedule 2.1(b)(vi) (collectively, the “Business”).

C.                                    Sellers desire to sell to Purchaser the Purchased Assets and assign to Purchaser the Assumed Liabilities, and Purchaser desires to purchase from Sellers the Purchased Assets and assume the Assumed Liabilities, in each case, upon the terms and conditions set forth in this Agreement.

D.                                    On the terms and subject to the conditions set forth herein, following the commencement of the Bankruptcy Cases, Sellers intend to request that the Bankruptcy Court authorize and approve the transactions contemplated by this Agreement pursuant to Sections 105, 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree:

I.                                        DEFINITIONS

1.1                               Certain Definitions.  For purposes of this Agreement, each of the following terms, when used herein with initial capital letters, has the meaning specified in this Section 1.1 or in the other Sections of this Agreement identified in Section 1.2:

“Adjustment Escrow Amount” means $2,000,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Alternative Transaction” shall mean a transaction or series of related transactions pursuant to which Seller or any of its Affiliates (a) accepts a Qualified Bid, other than that of Purchaser, as the highest or best offer for all or any material portion of the Purchased Assets, or (b) sells, transfers, leases or otherwise disposes of, directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction (by Seller or otherwise), including pursuant to a stand-alone plan of reorganization or refinancing, all or any material portion of the Purchased Assets (or agrees to do any of the foregoing) in a transaction or series of transactions to a Person or Persons other than Purchaser on or before the Termination Date.

“Ancillary Documents” means one or more bills of sale, the Transition Services Agreement, intellectual property assignment agreement, the Legacy Business PQUAD Covenant Agreement, and the other agreements, instruments, and documents required to be delivered at the Closing.

“Approval Order” means an order entered by the Bankruptcy Court, pursuant to Sections 363 and 365 of the Bankruptcy Code, including but not limited to a sale of the Purchased Assets free and clear of all Liens and a finding of “good faith” pursuant to Section 363(m) in favor of the Purchaser, authorizing and approving, among other things, (a) the sale of the Purchased Assets (b) the assumption of the Assumed Liabilities by Purchaser and (c) the assumption and assignment of the Purchased Contracts, in accordance with the terms and conditions of this Agreement, reasonably acceptable to Purchaser in all respects.

“Benefit Plan” means each (a) employment, consulting, compensation, profit-sharing, thrift, savings, bonus, incentive, change in control, severance, retention, retirement, pension benefit or deferred compensation plan, program, policy, practice, contract, agreement or arrangement, and (b) fringe benefit, health, dental, vision, life, cafeteria, accident, hospitalization, insurance, disability, transportation, vacation, sabbatical, accidental death and dismemberment, workers’ compensation or supplemental unemployment benefit plan, program practice, contract, agreement or arrangement, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation any “employee benefit plan” within the meaning of Section 3(3) of ERISA (and any trust, escrow, funding, insurance or other agreement related to any of the foregoing), whether or not such plan is subject to ERISA.

“Bidding Procedures Order” means an order entered by the Bankruptcy Court (including any attachment thereto) approving, among other things, the (a) bidding procedures for conducting a sale and auction of the Purchased Assets and (b) procedures relating to the assumption and assignment of executory Contracts and unexpired leases, reasonably acceptable to Purchaser in all respects.

“Break-Up Fee Amount” means an amount equal to $543,000.00.

“Business Day” means any day other than any of (a) a Saturday; (b) a Sunday; or (c) any other day on which commercial banks in Chicago, Illinois are authorized or required by Law to close.

“Business Employee” means each employee of a Seller or any Affiliate of a Seller who (a) provides services to such Seller in connection with the Business and (b) is listed on Schedule 1.1(a).

“Closing Working Capital Amount” means: (a) the value of Current Assets, less (b) the value of Current Liabilities, determined as of the close of business on the Closing Date.

“Company SEC Documents” means all forms, reports, schedules, statements and other documents filed with or furnished to the SEC on or after January 1, 2017 by FTD, Inc., a Delaware corporation, that are required to be filed or furnished by it under the Securities Act of 1933 or the Securities Exchange Act of 1934.

“Contract” means any contract, agreement, commitment, promise or undertaking (including any indenture, note, bond or other evidence of indebtedness, lease, sublease, instrument, license, purchase order or other legally binding agreement) whether written or oral.

“Credit Card Accounts Receivable” means each “Account” or “Payment Intangible” (each as defined in the Uniform Commercial Code as from time to time in effect in the State of Delaware) together with all income, payments and proceeds thereof, owed by a credit card payment processor or an issuer of credit cards to a Seller resulting from charges by a customer of a Seller on credit cards processed by such processor or issued by such issuer in connection with the gathering of orders by a Seller, in each case in the Ordinary Course of Business.

“Cure Costs” means monetary amounts that must be paid and obligations that otherwise must be satisfied under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Purchased Contract, as agreed upon by Purchaser and the non-debtor counterparty to the applicable Purchased Contract, or determined by the Bankruptcy Court pursuant to the procedures in the Bidding Procedures Order.

“Current Assets” means the current assets of Sellers with respect to the Business, which current assets will include only the line items, and reflect the exclusions, set forth on the form of Closing Working Capital Statement set forth as Schedule 3.4(a) and only to the extent acquired by Purchaser pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of Sellers with respect to the Business, which current liabilities will include only the line items, and reflect the exclusions, set forth on the form of Closing Working Capital Statement set forth as Schedule 3.4(a) and only to the extent assumed by Purchaser pursuant to the terms of this Agreement.

“Escrow Account” means the escrow account holding the Deposit Amount and the Adjustment Escrow Amount pursuant to the Escrow Agreement.

“Escrow Agreement” means the escrow agreement for the Escrow Account, by and among Purchaser, Company and U.S. Bank, in form and substance reasonably acceptable to Purchaser and Company.

“Escrow Amount” means the total of the Deposit Amount and the Adjustment Escrow Amount.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Business” means any business owned or conducted by any Seller or any Affiliate of a Seller other than the Business.

“Excluded Names” means (a) any trademark, brand name, slogan, logo, internet domain name, corporate name, or other identifier of source or goodwill that includes the words “Florists’ Transworld Delivery”, “Provide” or the name or acronym “FTD” and (b) any and all other derivatives or variations thereof.

“Expense Reimbursement Amount” means an amount, not to exceed $181,000.00, equal to Purchaser’s reasonable and documented out-of-pocket costs, fees, and expenses (including, costs, fees and expenses of counsel and accounting costs, fees and expenses) incurred by Purchaser in connection with this Agreement (including, the drafting, negotiation and implementation of this Agreement), the Transactions (including, relating to business, legal and accounting due diligence and all matters in connection with the Bankruptcy Cases), whether incurred before or after the commencement of the Bankruptcy Cases.

“Final Adjustment Amount” means the amount that the Closing Working Capital Amount exceeds, or is less than, as applicable, the Target Working Capital Amount, as calculated pursuant to Section 3.4(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, authority, department, commission, board, bureau, official or instrumentality of such body, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator thereof (public or private) of competent jurisdiction.

“Intellectual Property” means all intellectual property (by whatever name or term known or designated) now known or hereafter existing anywhere in the world, whether registered or unregistered, including without limitation (a) patents and patent applications, continuations, divisionals, continuations-in-part, reissues and reexaminations, (b) trademarks, service marks, trade dress, logos, corporate names, domain names (and related URLs), trade names and other designations of source or origin, including e-mail addresses, social media handles and accounts, advertising accounts, social media pages, together with the passwords required to access, and all goodwill associated with, any of the foregoing, and all applications and registrations therefor (“Trademarks”), (c) copyrights, copyrightable works, rights in databases, data collections, copyright registrations and copyright applications and corresponding rights in works of authorship, (d) trade secrets, (e)  Software in any form, including internet websites, web content and links, source code, object code and mobile applications, and (f) rights of publicity and personality.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” or “Sellers’ Knowledge” means the actual knowledge of those Persons identified on Schedule 1.1(b), and the knowledge a reasonable person in the position of such individuals would have after reasonable inquiry.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, Order, stipulation, award or common law requirement.

“Leased Real Property” means real property in the United States leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any Seller pursuant to a Lease.

“Leases” means the real property leases, subleases, licenses of access, or rights of use or occupancy listed on Schedule 1.1(c), together with the rights to any and all rights of way, easements, fixtures and improvements set forth in such leases and subleases.

“Legacy Business Owner” means the Person, or Persons, that purchase all, or substantially all, of the assets of FTD, Inc. or its Affiliates related to (a) the operation of a network of members consisting of florist retail and other retail locations for the purpose of sending and receiving floral orders, (b) providing goods and services to such members, and (c) gathering orders through the FTD.com business and the ProFlowers business.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), commitment, undertaking, damage, expense, fine, penalty, cost, royalty, deficiency or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, direct or indirect, matured or unmatured, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, and whether in contract, tort or otherwise.

“Lien” as applied to any Person means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, sublease, charge, option, right of first offer or first refusal, right of use or possession, restriction, easement, servitude, restrictive covenant, encroachment or encumbrance or any other similar encumbrance or restriction in respect of an asset of such Person, whether imposed by Law, Contract or otherwise.

“Mutual PQUAD Covenant Agreement” means that certain Mutual PQUAD Covenant Agreement entered into by and between Sellers and Shari’s Business Owner, dated June 23, 2019.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of, or entered, issued, made or rendered by, a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business consistent with past practice and taking into account the commencement of the Bankruptcy Cases.

“Party” or “Parties” means Purchaser and each Seller, as the case may be.

“Permitted Exceptions” means (A) any Lien that the Purchased Assets may not be sold free and clear of under Section 363(f) of the Bankruptcy Code to the extent (i) arising or incurred in the Ordinary Course of Business specifically permitted in the Approval Order and (ii) relating directly to an Assumed Liability; and (B) any Lien created under the Mutual PQUAD Covenant Agreement.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Phoenix Facility” means the facility located at 615 North 48th Street, Phoenix, AZ 85008.

“Pre-Paid Expenses” means any of Sellers’ rights with respect to all deposits, including customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise, advances, pre-paid expenses, prepayments, rights under warranties or guarantees, vendor rebates and other refunds of every kind and nature (whether or not known or unknown or contingent or non-contingent), to the extent related solely to the Business, except that (i) professional fee retainers, (ii) pre-paid deposits, and (iii) deposits made in connection with, or related to, the Bankruptcy Cases shall not be included in the definition of “Pre-Paid Expenses.”

“Purchaser Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Purchaser hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other event, change, effect, condition, state of facts or occurrence, a material and adverse effect on the ability of Purchaser to consummate the Transactions or perform its obligations under this Agreement.

“Qualified Bid” means a competing bid submitted by a third party for any or all of the Purchased Assets submitted in accordance with the Bidding Procedures Order.

“Representative” means, with respect to any Person, any and all of its directors, officers, partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“San Diego Facilities” means the facilities located at 4830 Eastgate Mall, Suite 100, 200 and 300, San Diego, California and 4840 Eastgate Mall, Suite 150, San Diego, California.

“Schedules” means the Schedules attached hereto, dated as of the date hereof, delivered by Sellers to Buyer in connection with this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Seller Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Sellers hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts or occurrences, (a) a material adverse effect on or a material adverse change in or to the Purchased Assets, considered as a whole, (b) a material and adverse effect on the ability of Sellers to consummate the Transactions or perform their obligations under this Agreement or (c) the effect of preventing or materially delaying the consummation of the Transactions, other than, in the case of clause (a), will any of the following, alone or in combination, be deemed to constitute, nor will any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Seller Material Adverse Effect”:  (i) any change in the United States or foreign economies or financial markets in general; (ii) any change that generally affects the businesses in which a Seller operates; (iii) any change arising in connection with earthquakes, hurricanes, tornadoes, fires, acts of God, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) any change in applicable Laws or accounting rules; (v) any actions taken by Purchaser or any of its Affiliates (other than those expressly permitted to be taken hereunder); (vi) any effect resulting from the public announcement of this Agreement or the Bankruptcy Cases; or (vii) any effect resulting from (1) the commencement or filing of the Bankruptcy Cases, (2) any concurrent ancillary filing by an Affiliate or Subsidiary of Sellers that is not a party to this Agreement under a similar foreign insolvency regime or (3) a Seller’s inability to pay certain prepetition obligations as a result of the commencement of the Bankruptcy Cases; provided, however, that with respect to clauses (i), (ii), (iii) and (iv), such effects will only be excluded from consideration to the extent it does not disproportionately and materially adversely affect the Business as compared to similarly situated businesses operating in the same industry and geographic areas in which Sellers operate.

“Shari’s Business Owner” means the Person, or Persons, that purchase all, or substantially all, of the assets of Provide Commerce LLC or its Affiliates related to its operation of an online retail gourmet foods and food gifting business on its www.berries.com and www. sharisgourment.com websites under the “Shari’s Berries”, “Shari’s Gourmet” and other brands related to gourmet foods, featuring dipped strawberries, chocolates and other food gifting items, delivered direct to consumers throughout the United States.

“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces, databases, data, application software, system software and firmware, in any form or format, however fixed, including any related documentation.

“Software System” means all Intellectual Property rights, source code and object code of the software platform owned by Sellers, commonly referred to as “PQUAD,” and used in the

Business as of the Effective Date to provide ecommerce functionality to consumers, wholesale management to businesses collecting orders for fulfillment, and back-office administrative customer support, including those applications and services providing content, product personalization/customization, checkout, order management, promotions/discounts management, product management, supplier and carrier management, inventory and SKU management, tax management, gift certificate management, and customer service handling.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

“Target Working Capital Amount” means $5,813,000.00.

“Tax Authority” means any government, agency, or instrumentality thereof, charged with the administration of any Law or regulation relating to Taxes.

“Taxes” means (a) all federal, state, local, provincial, municipal, foreign or other taxes, charges or other assessments, including, without limitation, all income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, net worth, intangibles, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, intangibles, goods and services, customs duties, conveyance, mortgage, registration, documentary, recording, premium, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, unemployment insurance, severance, environmental (including taxes under Section 59A of the Internal Revenue Code), disability, workers’ compensation, health care natural resources, excise, severance, stamp, occupancy, rent, real property, personal property, estimated or other similar taxes, duties, levies or other governmental charges or assessments or deficiencies thereof, (b) any item described in clause (a) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Internal Revenue Code (or similar provisions of state, local, foreign or other law), or by contract, indemnity or otherwise, and (c) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clauses (a) or (b).

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transactions” means the transactions contemplated by this Agreement.

“Transferred Exception” means title of a lessor under a capital or operating lease if such lease is a Purchased Contract.

“Woodridge Facilities” means the facilities located at 10410 – 10450 Woodward Avenue, Woodridge, Illinois, and 1301 Internationale Parkway, Woodridge, Illinois.

1.2                               Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
“Agreement”	Preamble
“Allocation Schedule”	10.2(a)
“Allocation Notice of Objection”	10.2(a)
“Assignment and Assumption Agreements”	4.2(b)
“Assumed Cure Costs”	2.6
“Assumed Liabilities”	2.3
“Auction”	7.2(a)
“Bankruptcy Case”	Recitals
“Bankruptcy Code”	Recitals
“Bankruptcy Court”	Recitals
“Business”	Recitals
“Business Intellectual Property”	5.10
“Cash Amount”	3.1
“Closing”	4.1
“Closing Date”	4.1
“Closing Working Capital Statement”	3.4(a)
“Company”	Preamble
“Company Permits”	5.7
“Company Plan”	5.8(a)
“Competing Business”	8.16(b)
“Confidentiality Agreement”	8.7
“Deposit Amount”	3.2
“Effective Date”	Preamble
“Escrow Shortfall”	3.3
“Excess Severance Amount”	8.9(b)
“Excluded Assets”	2.2
“Excluded Liabilities”	2.4
“Final Adjustment Amount”	3.4(b)
“Final Allocation Statement”	10.2(a)
“Inventory”	2.1(b)(ii)
“Inventory Assessment”	2.8
“Inventory Assessment Date”	2.8
“Legacy Business PQUAD Covenant Agreement”	8.11
“Master List”	2.1(b)(x)
“Necessary Consent”	2.6(a)
“Non-Transferred Employees”	8.9(b)
“Omitted Contract Order”	2.5(e)
“Previously Omitted Contract”	2.5(e)
“Purchase Price”	3.1
“Proposed Allocation Statement”	10.2(a)
“Purchased Assets”	2.1(b)
“Purchased Contracts”	2.1(b)(iv)

Term	Section
“Purchased Intellectual Property”	2.1(b)(vi)
“Purchaser”	Preamble
“Purchaser Adjustment Amount”	3.4(c)
“Real Property”	2.1(b)(i)
“Resolution Period”	3.4(a)
“Restricted Area”	8.16(b)
“Restrictive Covenant Period”	8.16(a)
“Review Period”	3.4(a)
“Seller or Sellers”	Preamble
“Severance Cap”	8.9(b)
“Seller Adjustment Amount”	3.4(c)
“Stalking Horse Motion”	7.1
“Tangible Personal Property”	2.1(b)(iii)
“Termination Date”	4.4(a)
“Transfer Taxes”	10.1
“Transferred Employees”	8.9(a)
“Transition Services Agreement”	8.12
“WARN Act”	5.9(c)

1.3                               Other Definitional and Interpretive Matters.

(a)                                 Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

(i)                                     Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action will be extended to the next succeeding Business Day.

(ii)                                  Contracts.  Reference to any Contract means such Contract as amended or modified and in effect from time to time in accordance with its terms.

(iii)                               Dollars.  Any reference in this Agreement to Dollars or $ will mean U.S. dollars.

(iv)                              Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

(v)                                 GAAP.  Terms used herein which are defined in GAAP are, unless specifically defined herein, used herein as defined in GAAP.

(vi)                              Gender and Number.  Any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

(vii)                           Headings.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any Article, Section, Recital, Exhibit or Schedule are to the corresponding Article, Section, Recital, Exhibit or Schedule of or to this Agreement unless otherwise specified.

(viii)                        Herein.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(ix)                              Including.  The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(x)                                 Law.  Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including any successor legislation thereto and any rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision.

(b)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

II.                                   PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1                               Purchase and Sale of Assets.

(a)                                 On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser or one or more of its designees will purchase, acquire and accept from the applicable Seller, and each applicable Seller will sell, transfer, convey and deliver to Purchaser or one or more of its designees, all of such Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than Liens created by Purchaser, Permitted Exceptions and Transferred Exceptions) and Excluded Liabilities.

(b)                                 The term “Purchased Assets” means all of the following properties, assets, and rights of any Seller existing as of the Closing and not including any Excluded Asset:

(i)                                     all right, title and interest in and to the Leases and the Leased Real Property, but solely with respect to any Lease that is also a Purchased Contract (collectively, the “Real Property”);

(ii)                                  all raw materials, works in progress, finished goods, supplies, packaging materials and other inventories that, as of the close of business on the Closing Date, is used or held for use primarily in the Business (the “Inventory”), and all rights of Sellers to take delivery of any Inventory ordered by Sellers before the Closing Date, which Inventory has not been delivered to any of Sellers as of the Closing Date;

(iii)                               all fixtures, furniture, furnishings, equipment, leasehold improvements and other tangible personal property owned by a Seller or leased by a Seller, subject to the terms of the relevant lease, and used or held for use primarily in the Business (collectively, the “Tangible Personal Property”);

(iv)                              all right, title and interest of Sellers now or hereafter existing, in, to and under the Contracts that (A) are set forth on Schedule 2.1(b)(iv), (B) are unexpired as of the Closing Date (including those Contracts that have been previously unrenewed) and (C) have not been rejected (or are the subject of a notice of rejection or a pending rejection motion) by any Seller (the “Purchased Contracts”);

(v)                                 all warranties, guarantees and similar rights related to the Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the Purchased Assets, and claims against suppliers and other third parties in connection with the Purchased Contracts;

(vi)                              all Intellectual Property owned by Sellers relating primarily to the Business, including the Intellectual Property set forth on Schedule 2.1(b)(vi) (the “Purchased Intellectual Property”); provided, however, that the Purchased Intellectual Property shall not include the Software System or the Intellectual Property in the Software System;

(vii)                           all originals and copies of all files and assignment documentation pertaining to existence, validity, availability, registrability, infringement, enforcement or ownership of any of the Purchased Intellectual Property and/or the Software System and documentation of the development, conception or reduction to practice thereof, in each case, under any Seller’s possession or control;

(viii)                        an undivided one-third interest in, and all right, title, and interest in and to, the Software System, as further modified by Section 8.11 of this Agreement;

(ix)                              all accounts receivable (whether billed or unbilled), including all Credit Card Accounts Receivable and payment processor receivables of Sellers arising primarily from the Business as of Closing Date;

(x)                                 all goodwill related to the Purchased Assets;

(xi)                              all rights, title and interests of Sellers in and to computers, computer hardware, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, telephones, telecommunications systems, interfaces, platforms, and all other information technology equipment, and all associated documentation (“IT Equipment”), solely with respect to: (A) IT Equipment that is set forth on Schedule 2.1(b)(xi); (B) IT Equipment located at the Phoenix Facility and necessary for the continued operation of the Business; or (C) IT Equipment that is (1) located at the Woodridge Facilities, San Diego Facilities, or Phoenix Facility and (2) used exclusively in the Business (collectively, the “Purchased IT Equipment”);

(xii)                           (A) an exclusive excerpt of the master customer mailing list of FTD. Inc. (the “Master List”), reflecting customers of the Master List that have only placed orders for products marketed by the Business, and who have not placed orders for products from any Excluded Business; (B) a non-exclusive excerpt of the Master List, reflecting customers on the Master List that have placed orders for products from both the Business and any Excluded Business; and (C) to the extent not prohibited by applicable law or contract, and to the extent Sellers can appropriately segregate the Master List without creating an undue burden on Sellers, (1) an exclusive excerpt of the Master List reflecting voluntary subscribers to any mailing list related exclusively to the Business, but only if such voluntary subscribers have not subscribed to any mailing list of any Excluded Business, and (2) a non-exclusive excerpt of the Master List reflecting voluntary subscribers to any mailing list related exclusively to the Business, if such voluntary subscribers have also subscribed to any mailing list of any Excluded Business; in each case, including, all information regarding such customers maintained in the Ordinary Course of Business and contained in the Software System; provided that Purchased Assets will not include customers of the Master List that have not placed any order for products marketed by the Business;

(xiii)                        all books, records, files, invoices, inventory records, product specifications, cost and pricing information, business plans and quality control records and manuals, in each case primarily relating to any Purchased Asset, including all data and other information stored in any format or media, including on hard drives, hard copy or other media primarily relating to any Purchased Asset and all books and records relating to any Transferred Employees, including personnel files, in each case to the extent permitted by applicable Laws;

(xiv)                       all Company Permits held by Sellers in connection with the use, operation or ownership of the Purchased Assets and the conduct of the Business;

(xv)                          all rights, claims, causes of action and credits owned by a Seller to the extent relating to any Purchased Asset or Assumed Liability, including any such item arising under any guarantee, warranty, indemnity, right of recovery, right of setoff or similar right in favor of such Seller in respect of any Purchased Asset or Assumed Liability;

(xvi)                       all Pre-Paid Expenses associated with the Purchased Assets;

(xvii)                    all restrictive covenants, confidentiality and non-disclosure agreements and invention agreements to the benefit of Sellers related to the Business, including those with (A) any employee or former employee of Sellers, (B) any prior owners of all or any part of the Business to the extent the covenant relates to all or any part of the Business and (C) any Person that had access to the Business or any of the Purchased Assets in connection with evaluating a possible acquisition of all or any part of the Business; and

(xviii)                 all telephone and fax numbers for the Business.

2.2                               Excluded Assets.  Nothing herein contained will be deemed to constitute an agreement to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers will retain all right, title and interest to, in and under the Excluded Assets.  The term “Excluded Assets” means all assets, properties and rights of any Seller other than the Purchased Assets specifically defined in Section 2.1(b), including, for the avoidance of doubt, all assets of Sellers’ or their Affiliates’ not used primarily in the Business.

2.3                               Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume or will cause one or more of its designees to assume, effective as of the Closing, and will timely perform and discharge in accordance with their respective terms or such other terms as Purchaser may be able to negotiate with the Person to whom such Liability is owed, the following Liabilities existing as of the Closing Date and no other Liabilities of Sellers or any of their Affiliates (collectively, the “Assumed Liabilities”):

(a)                                 all Liabilities from the ownership or operation of the Purchased Assets by Purchaser solely to the extent such Liabilities arise after the Closing;

(b)                                 any Assumed Cure Costs that Purchaser is required to pay pursuant to Section 2.5;

(c)                                  all Liabilities of Sellers under the Purchased Contracts;

(d)                                 all Liabilities of Sellers for accrued and unpaid trade payables relating to the Business (whether billed or unbilled) that arise from and after the Petition Date and are administrative expenses under Section 503(b) of the Bankruptcy Code;

(e)                                  all Liabilities of Sellers with respect to Groupon coupons and gift certificates related to the Business and all Liabilities for any unredeemed refund amounts issued to customers of the Business to the extent arising under Sellers refund policy in effect immediately prior to the date hereto;

(f)                                   all Liabilities of Sellers in respect of ordinary-course wages and benefits of Transferred Employees for periods prior to the Closing Date;

(g)                                  any Transfer Taxes; and

(h)                                 the Liabilities set forth on Schedule 2.3(h).

2.4                               Excluded Liabilities.  Notwithstanding anything to the contrary set forth herein, the Parties expressly acknowledge and agree that Purchaser will not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for Liabilities of any Seller, whether existing on the Closing Date or arising thereafter, including on the basis of any Law imposing successor liability, other than the Assumed Liabilities and the obligations of Purchaser under this Agreement (all such Liabilities that Purchaser is not assuming being referred to collectively as the “Excluded Liabilities”)  The Excluded Liabilities include the following Liabilities (in each case to the extent such Liability is not an Assumed Liability):

(a)                                 all Liabilities to the extent arising out of or relating to the operation or ownership of or conduct by Sellers or any of their Affiliates of the Excluded Assets;

(b)                                 all Liabilities to the extent arising out of, relating to or in connection with any Legal Proceeding, including any pending or threatened Legal Proceeding against any Seller or relating to the Business;

(c)                                  all Liabilities arising out of, relating to or in connection with Sellers’ Contracts and Contracts involving any Seller or their Affiliates, other than the Assumed Liabilities;

(d)                                 all Liabilities, including any Legal Proceedings, relating to any employees of any Seller or any of their Affiliates, or any WARN Act payments (except as provided in Section 8.9(e)); provided, that any Liability relating to any Transferred Employee will be an Assumed Liability to the extent set forth on Schedule 2.4(d);

(e)                                  all Liabilities of any Seller or any Affiliate of any Seller under any Benefit Plan; provided, that any Liability relating to any Transferred Employee will be an Assumed Liability to the extent set forth on Schedule 2.4(e);

(f)                                   all Liabilities to any broker, finder or agent or similar intermediary for any broker’s fee, finders’ fee or similar fee or commission relating to the Transactions for which any Seller or its Affiliates are responsible;

(g)                                  Liabilities relating to any Excluded Asset; and

(h)                                 all costs and expenses incurred by any Seller in connection with the consummation of the Transactions.

2.5                               Assignment of Purchased Contracts.

(a)                                 As part of the Sale Motion, Sellers will seek approval by the Bankruptcy Court of the sale, assumption and assignment by Sellers to Purchaser of all Contracts.  Subject to the other provisions of this Section 2.5, at the Closing and pursuant to Section 365 of the Bankruptcy Code and subject to the Approval Order, Sellers will assume the Purchased Contracts (to the extent not previously assumed) and, subject to the terms herein, assign the Purchased Contracts to Purchaser, subject to the provision of adequate assurance by the Purchaser as may be required under Section 365 of the Bankruptcy Code and payment by Purchaser, and not by Sellers, of all Cure Costs with respect to the Purchased Contracts (the

“Assumed Cure Costs”), as and when finally determined by the Bankruptcy Court or as agreed between Purchaser and the non-debtor counterparty to the Purchased Contract, pursuant to the procedures set forth in the Approval Order.  Sellers will have no liability for any Assumed Cure Costs, subject to any adjustment set forth in Section 3.4.  Notwithstanding the foregoing, Purchaser may identify any Purchased Contract that the Purchaser no longer desires to have assigned to it in accordance with Section 2.5(d) hereof.

(b)                                 Schedule 2.5(b) sets forth the notice addresses for each non-Seller counterparty of each Contract of the Sellers relating to the Business and Sellers’ good-faith estimate of the Cure Cost with respect to such Contract.  In accordance with the Bidding Procedures Order, Sellers will serve on all non-Seller counterparties to all Contracts set forth on Schedule 2.5(b) a notice stating that Sellers are or may (as applicable) be seeking the assumption and assignment of such Contracts, and will notify such non-Seller counterparties of the deadline for objecting to the cure costs relating to such Contracts, if any, which deadline will be not less than five Business Days prior to the Sale Hearing date designated in the Bidding Procedures Order.

(c)                                  At any time no later than three Business Days prior to the Sale Hearing Date designated in the Bidding Procedures order, Purchaser may add to Schedule 2.1(b)(iv) any Contract set forth on Schedule 2.5(b) or any Contract used by the Business not previously rejected and not expired by its terms, which Contract shall be deemed to be a Purchased Contract, but any such addition will not affect the Purchase Price other than as explicitly set forth in this Agreement. Sellers will not reject or seek to reject any Contract listed on Schedule 2.5(b) without the prior written consent of Purchaser.

(d)                                 At any time no later than three Business Days prior to the Sale Hearing Date designated in the Bidding Procedures order, Purchaser may remove from Schedule 2.1(b)(iv) any Contract for any reason in Purchaser’s sole discretion.  Upon the removal of any Contract from Schedule 2.1(b)(iv), such Contract shall not be deemed to be a Purchased Contract under this Agreement.

(e)                                  If it is discovered that a Contract should have been listed on Schedule 2.5(b) but was not listed on Schedule 2.5(b) (any such Contract, a “Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof (but in no event later than five (5) Business Days following the discovery thereof), (x) notify Purchaser of such Previously Omitted Contract and all Cure Amounts (if any) for such Previously Omitted Contract, and (y) if requested by Purchaser, promptly file a motion with the Bankruptcy Court on notice to the counterparties to such Previously Omitted Contract seeking entry of an order (the “Omitted Contract Order”) fixing the Cure Amounts and approving the assumption and assignment of such Previously Omitted Contract in accordance with this Section 2.5(a), provided that no Previously Omitted Contract shall be a Purchased Contract unless so designated by Purchaser under Section 2.5(c) hereof.

2.6                               Non-Assignment of Assets.

(a)                       Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Purchased Asset (including any Purchased Contract) if (i) (A) prohibited by applicable Law, (B) an attempted assignment or transfer of which would be reasonably likely to subject Purchaser, its Affiliates or any of its or their respective Representatives to civil or criminal Liability or (C) an attempted assignment or transfer of which, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto, would constitute a breach, default or violation thereof or of any Law or Order (each such action, a “Necessary Consent”), or in any way adversely affect the rights of Purchaser thereunder or (ii) the Bankruptcy Court has not entered an Order (including, for the avoidance of doubt, the Approval Order) approving such assignment or transfer.  In such event, such assignment or transfer is subject to such Necessary Consent being obtained and Sellers and Purchaser will use their respective commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset (including any Purchased Contract) or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Purchaser as Purchaser may reasonably request; provided, however, that Sellers will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or Legal Proceedings to obtain any such consent or approval.  If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would give rise to any of the circumstances described in clauses (i) or (ii) of the first sentence of this Section 2.6(a), be ineffective or would adversely affect the rights of Purchaser to such Purchased Asset following the Closing, (x) Sellers and Purchaser will, and will cause their respective Affiliates to, (1) use commercially reasonable efforts (including cooperating with one another to obtain such Necessary Consents, to the extent feasible) as may be necessary so that Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, (2) complete any such assignments or transfers as soon as reasonably practicable, and (3) upon receipt of any applicable Necessary Consents, to transfer or assign the applicable Purchased Asset to Purchaser, and (y) Sellers will, and will cause their respective Affiliates to, cooperate with Purchaser in good faith without further consideration in any arrangement reasonably acceptable to Purchaser and Sellers intended to provide Purchaser with the benefit of any such Purchased Assets.

(b)                       Subject to Section 2.6(a), if after the Closing (i) Purchaser or its designee holds any Excluded Assets or Excluded Liabilities or (ii) any Seller holds any Purchased Assets or Assumed Liabilities, Purchaser or the applicable Seller will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party.  Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

(c)                        Notwithstanding anything herein to the contrary, at any time prior to the date that is five Business Days prior to the Closing Date, Purchaser will be entitled, in its sole and absolute discretion, to remove any Contract from Schedule 2.1(b)(iv) by providing written notice thereof to Sellers, and any Contract so removed will be deemed to be an “Excluded Asset” for all purposes hereunder and will not be deemed to be a Purchased Contract, and no liabilities arising thereunder shall be assumed or borne by Purchaser. Sellers will not reject or seek to reject any Contract that is a Purchased Contract without the prior written consent of Purchaser.

2.7                               Further Conveyances and Assumptions.  From time to time following the Closing, Sellers and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the Transactions; provided that nothing in this Section 2.7 will require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.

2.8                               Inventory.  No earlier than four (4) Business Days and no later than two (2) Business Days prior to the Closing, Sellers will undertake in good faith to complete a sampling of the Inventory that is in the possession of Sellers as of the Closing Date (the “Inventory Assessment”), using commercially reasonable procedures, subject to the supervision of Purchaser and its accountants (such date of completion, the “Inventory Assessment Date”).  Sellers shall deliver the results of the Inventory Assessment to Purchaser prior to the Closing.

III.                              CONSIDERATION

3.1                               Consideration.  The aggregate consideration for the Purchased Assets (the “Purchase Price”), as adjusted pursuant to and in accordance with Section 3.4, will be: (a) $18,100,000 in cash (the “Cash Amount”); plus (b) the assumption of the Assumed Liabilities, plus the Excess Severance Amount.

3.2                               Purchase Price Deposit.  On or before two Business Days after the Execution Date, Purchaser will deposited a sum equal to 10% (ten percent) of the Cash Amount (the “Deposit Amount”) into the Escrow Account.  The Deposit Amount shall be held in the Escrow Account and will either be delivered to Purchaser or remain in the Escrow Account and be applied toward the Adjustment Escrow Amount as follows: (a) if the Closing occurs, the Deposit Amount will remain in the Escrow Account and applied toward the Adjustment Escrow Amount pursuant to Section 3.3, (b) if this Agreement is terminated by the Company pursuant to Section 4.4(d), then the Deposit Amount will be released to the Sellers within three Business Days (and such Deposit Amount will be deemed fully earned by the Sellers as compensation and consideration for entering into this Agreement), or (c) if this Agreement is terminated for any reason other than by Sellers pursuant to Section 4.4(d), then the Deposit Amount will be released to Purchaser within three Business Days.  The Company and Purchaser agree to deliver joint written instructions to the Escrow Agent to release funds from the Escrow Account in accordance with this Section 3.2.

3.3                               Payment of Purchase Price.  At the Closing, (a) Purchaser will pay to Sellers, in immediately available funds to the account or accounts designated by the Company, (i) the Cash Amount, (ii) minus the Deposit Amount, (iii) minus the amount by which the Adjustment Escrow Amount exceeds the Deposit Amount, if any (the “Escrow Shortfall”), (iv) plus the Excess Severance Amount; (b) Purchaser shall deposit the Escrow Shortfall into the Escrow Account; and (c) the Deposit Amount shall remain in the Escrow Account and shall be applied toward the Adjustment Escrow Amount per Section 3.2.

3.4                               Purchase Price Adjustment and Adjustment Escrow Amount.

(a)                                      Within 60 calendar days after the Closing Date, Purchaser shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital Amount, which statement shall be substantially in the form of Schedule 3.4(a) (the “Closing Working Capital Statement”).  After receipt of the Closing Working Capital Statement, Seller shall have 60 calendar days (the “Review Period”) to review the Closing Working Capital Statement.  On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”).  If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Closing Working Capital Amount reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers.  If Sellers deliver the Statement of Objections before the expiration of the Review Period, Purchaser and Sellers shall negotiate in good faith to resolve such objections within 30 calendar days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Sellers, shall be final and binding. If Sellers and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute shall be submitted for resolution to the Bankruptcy Court.

(b)                                      If the Closing Working Capital Amount is less than the Target Working Capital Amount (such difference, the “Purchaser Adjustment Amount”), within three Business Days of the date on which the Final Adjustment Amount is so determined, Purchaser and the Company will deliver joint instructions to the Escrow Agent to deliver to Purchaser from the Escrow Account the Purchaser Adjustment Amount in cash by wire transfer of immediately available funds.  If the Purchaser Adjustment Amount is less than the amount of funds then contained in the Escrow Account, then Purchaser and Company will deliver joint instructions to the Escrow Agent to deliver to the Company the difference in cash by wire transfer of immediately available funds.  The Adjustment Escrow Amount shall serve as Purchaser’s sole and exclusive source of recovery for any Purchase Price adjustment under this Section 3.4.

(c)                                       If the Closing Working Capital Amount is more than the Target Working Capital Amount (such difference, the “Seller Adjustment Amount”), within three Business Days of the date on which the Final Adjustment Amount is so determined, (i) Purchaser and the Company will execute joint instructions to the Escrow Agent to deliver to the Company the amount of funds then contained in the Escrow Account in cash by wire transfer of immediately available funds; and (ii) Purchaser will pay, or cause to be paid, to the Sellers, by wire transfer of immediately available funds to accounts designated by the Company, an amount equal to the Seller Adjustment Amount; provided, however, that Purchaser shall not pay more than $500,000 to Sellers pursuant to this Section 3.4(c)(ii).

(d)                                      Any payments made pursuant to Section 3.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

IV.                               CLOSING AND TERMINATION

4.1                               Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (or the waiver thereof by the Party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) will take place at Jones Day, 77 W. Wacker Dr., Suite 3500 Chicago, Illinois 60601 at 10:00 a.m. (Central Standard time) on the date that is one Business Day following the satisfaction or waiver of the conditions set forth in Sections 9.1, 9.2 and 9.3 (other than conditions that by their nature are to be first satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and time as the Parties may designate in writing.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

4.2                               Deliveries by Sellers.  At the Closing, Sellers will deliver to Purchaser:

(a)                                 the duly executed Ancillary Documents in a form to be reasonably agreed upon by the Parties, provided that Sellers will deliver the duly executed Transition Services Agreement in a form governed by the terms of Section 8.12 hereof;

(b)                                 (i) one or more duly executed assignment and assumption agreements, in a form to be agreed upon by the Parties; (ii) duly executed assignments to Purchaser of the registered Trademarks and Trademark applications, issued patents and patents pending, and registered copyrights and copyright applications included in the Purchased Intellectual Property, in each case, in a form suitable for recording in the U.S. Patent and Trademark Office (and equivalent offices in jurisdictions outside the United States); and duly executed assignments to Purchaser of any URLs, including any domain names and an undivided one-third interest in all right, title and interest in and to the Software System as tenant-in-common with Legacy Business Owner and the Shari’s Business Owner (the “Assignment and Assumption Agreements”);

(c)                                  the officer’s certificate required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

(d)                                 a non-foreign affidavit from each Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code stating that it is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code;

(e)                                  all other deeds, endorsements, assignments, company seals, instruments of transfer and other instruments of conveyance reasonably requested by Purchaser or required to convey and assign the Purchased Assets to Purchaser and vest title therein in Purchaser free and clear of all Liens (other than those Liens created by Purchaser and Transferred Exceptions).

4.3                               Deliveries by Purchaser.  At the Closing, Purchaser will deliver to the Company:

(a)                                 the consideration specified in Section 3.1, as adjusted pursuant to Section 3.3;

(b)                                 the officer’s certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b);

(c)                                  any and all Assignment and Assumption Agreements, duly executed by Purchaser; and

(d)                                 all such other documents, instruments and certificates, reasonably requested by Sellers, to evidence the assumption by Purchaser of the Assumed Liabilities.

4.4                               Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                 by Purchaser or the Company, if the Closing has not occurred by 5:00 p.m. Chicago time on August 26, 2019 (the “Termination Date”), which date may be extended pursuant to Sections 4.4(c) and 4.4(d)(i); provided, however, that if the Closing has not occurred on or before the Termination Date due to a breach of any representations, warranties, covenants or agreements contained in this Agreement that has resulted in any of the conditions set forth in Sections 4.4(c) and 4.4(d)(i) not being satisfied by the Termination Date (i) by Purchaser, then Purchaser may not terminate this Agreement pursuant to this Section 4.4(a) or (ii) by any Seller, then the Company may not terminate this Agreement pursuant to this Section 4.4(a);

(b)                                 by mutual written consent of the Company and Purchaser;

(c)                                  by Purchaser; provided that Purchaser is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Sections 9.2 or 9.3,

(i)                                     if the Bidding Procedures Order is not entered by the Bankruptcy Court by July 8, 2019;

(ii)                                  if the Approval Order is not entered by the Bankruptcy Court by August 12, 2019;

(iii)                               if any of Sellers breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.1 or 9.3 or breach of Section 4.1 and such breach has not been cured within 10 Business Days after the giving of written notice by Purchaser to the Company of such breach; provided, further, that in the event that Purchaser provides such written notice to the Company within 10 Business Days of the Termination Date, then the Termination Date shall be extended until the end of the 10 Business Day cure period set forth in this Section 4.4(c);

(iv)                              if the Bankruptcy Cases shall be dismissed or converted to cases under Chapter 7 of the Bankruptcy Code, or if any trustee is appointed in the Bankruptcy Cases; or

(v)                                 if Purchaser does not obtain the Required Concessions (as defined in Schedule 4.4(c)(v)) relating to the Purchased Asset identified on Schedule 4.4(c)(v) (the “Specified Contract”) from the applicable counterparty.

(d)                                 by the Company; provided that no Seller is then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Sections 9.1 or 9.3,

(i)                                     if Purchaser breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.2 or 9.3 or breach of Section 4.1 and such breach has not been cured within 10 Business Days after the giving of written notice by the Company to Purchaser of such breach; provided, that in the event that the Company provides such written notice to Purchaser within 10 Business Days of the Termination Date, then the Termination Date shall be extended until the end of the 10 Business Day cure period set forth in this Section 4.4(d);

(ii)                                  if all of the conditions set forth in Section 9.1 have been satisfied (other than those conditions that by their nature can only be satisfied at the Closing), Sellers have given written notice to Purchaser that they are prepared to consummate the Closing and Purchaser fails to consummate the Closing within five Business Days after the date that the Closing should have occurred pursuant to Section 4.1.

(e)                                  by Sellers or Purchaser, if there is in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that Sellers will promptly appeal and use commercially reasonable efforts to seek to overturn any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to this Section 4.4.

(f)                                   automatically, upon the consummation of an Alternative Transaction.

4.5                               Procedure Upon Termination.  In the event of termination pursuant to Section 4.4 (other than Section 4.4(f), under which termination will take place automatically), the terminating Party will give written notice thereof to the other Party or Parties, and this Agreement will terminate as described in Section 4.6, and the purchase of the Purchased Assets and assumption of the Assumed Liabilities hereunder will be abandoned, without further action by Purchaser or any Seller.

4.6                               Effect of Termination.

(a)                                 In the event that this Agreement is terminated as provided herein, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there will be no Liability or obligation on Purchaser, any Seller or any of their respective Affiliates or Representatives, except as specifically set forth in this Section 4.6; provided, however, that the provisions of Section 3.2, this Section 4.6, and Article XI (other than Section 11.3) and, to the extent necessary to effectuate the foregoing enumerated provisions, Article I, will survive any such termination and will be enforceable hereunder; provided, further, that nothing in this Section 4.6 will be deemed to release any Party from Liability for any breach of this Agreement prior to termination and nothing in this Section 4.6 will be deemed to interfere with Sellers’ rights to retain the Deposit Amount or Sellers’ obligation to return the Deposit Amount to Purchaser, in each case as provided in Section 3.2.

(b)                                 Notwithstanding Section 4.6(a), (i) if this Agreement is terminated other than pursuant to Sections 4.4(b), 4.4(c)(i), (ii), or (iv) or 4.4(d) and at the time of such termination, Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 9.2 or 9.3, then Sellers shall pay the Expense Reimbursement Amount to Purchaser by wire transfer of immediately available funds within three Business Days following such termination of this Agreement, unless this Agreement is terminated pursuant to Section 4.4(f), in which case Sellers shall pay the Expense Reimbursement Amount and Break-Up Fee Amount to Purchaser concurrently with the consummation of any Alternative Transaction.

V.                                    REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules or in the Company SEC Documents (other than any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other similar disclosures included therein, in each case, to the extent such disclosures are primarily predictive or forward-looking in nature and do not consist of statements of present fact) filed prior to the date of this Agreement, Sellers hereby represent and warrant to Purchaser that:

5.1                               Organization and Good Standing.  Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject to any limitations that may be imposed on such Seller as a result of filing a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. No Seller is in material violation of its organizational or governing documents.

5.2                               Authorization of Agreement.  Subject to entry of the Approval Order, as applicable, each Seller has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the Transactions have been duly authorized by all requisite corporate or similar action on the part of each Seller.  This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered, by the applicable Seller and (assuming the due authorization, execution and delivery by the other Parties and the entry of the Approval Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each applicable Seller enforceable against such Seller in accordance with its respective terms, subject to equitable principles of general applicability (whether considered in a proceeding at law or in equity).

5.3                               Governmental Consents.  Except as set forth on Schedule 5.3 and except to the extent not required if the Approval Order is entered, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which any Seller is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by Sellers of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except for (a) the entry of the Approval Order and (b) immaterial consents, waivers, approvals, Orders, authorizations, declarations, filings and notifications.

5.4                               Title to and Condition of Purchased Assets.

(a)                                 Except as set forth on Schedule 5.4, subject to Section 2.7 and (i) bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally, and (ii) equitable principles of general applicability (whether considered in a proceeding at law or in equity), Sellers have good and valid title to, or in the case of leased assets, have good and valid leasehold interests in, the Purchased Assets free and clear of all Liens (other than Permitted Exceptions) and, at the Closing, Purchaser will be vested with good and valid title to, or in the case of leased assets, good and valid leasehold interest in, such Purchased Assets, free and clear of all Liens (other than Transferred Exceptions) and Excluded Liabilities, to the fullest extent permissible under Law, including Section 363(f) of the Bankruptcy Code.

(b)                                 The Purchased Assets are, as applicable, structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Purchased Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The Purchased Assets are sufficient for the continued fulfillment of customer orders after the Closing in substantially the same manner as conducted prior to the Closing.

5.5                               Validity of Purchased Contracts.  Each Contract set forth on Schedule 2.5(b) is in full force and effect and is a valid and binding obligation of Seller party thereto and, to the Knowledge of Sellers, the other parties thereto in accordance with its terms and conditions, except as such validity and enforceability may be limited by (a) bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally, (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity), and (c) the obligation to pay Cure Costs (if any) under Section 2.4.  As of the date of this Agreement, no Seller has Knowledge of the intention of any third party to terminate any Purchased Contract or any other Contract set forth on Schedule 2.5(b).  As of the date of this Agreement, except with respect to Necessary Consents necessary for Contracts set forth on Schedule 5.5, to the Knowledge of Sellers, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under or a violation of any such Purchased Contract or any Contract set forth on Schedule 2.5(b) or would cause the acceleration of any obligation of any Seller or the creation of a Lien upon any Purchased Asset, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.6                               Litigation.  Except for Legal Proceedings that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, as of the date of this Agreement, there are no Legal Proceedings or Orders pending or, to the Knowledge of Sellers, threatened against any Seller that involves or relates to the Business, any of the Transactions, or affects any of the Purchased Assets.

5.7                               Compliance with Laws.  Sellers are in compliance with all applicable Laws and Orders, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.  Sellers hold all governmental licenses, authorizations, permits, consents and approvals necessary for the operation of the businesses of Sellers as presently conducted, taken as a whole (the “Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.  Sellers are in compliance with the terms of the Company Permits, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.8                               Employee Compensation and Benefit Plans; ERISA.

(a)                                 As used herein, the term “Company Plan” shall mean each material “employee benefit plan” (within the meaning of Section 3(3) ERISA) and each other material equity incentive, compensation, severance, employment, company stock plan, change-in-control, retention, fringe benefit, bonus, incentive, savings, retirement, deferred compensation or other benefit plan, agreement, program, policy or Contract, whether or not subject to ERISA, in each case other than a “multiemployer plan,” as defined in Section 3(37) of ERISA, under which any current or former employee, officer, director, contractor (who is a natural Person) or consultant (who is a natural Person) of Sellers has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by Sellers.

(b)                                 Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect:

(i)                                     Each Company Plan is in material compliance with all applicable Laws, including ERISA and the Internal Revenue Code.

(ii)                                  Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination or opinion letter to that effect from the IRS and, to the Knowledge of Sellers, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or opinion.

(iii)                               To the Knowledge of Sellers, no condition exists that is reasonably likely to subject Sellers to any direct or indirect liability under Title IV of ERISA.

(iv)                              No Legal Proceeding (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of Sellers, threatened with respect to any Company Plan.

5.9                               Labor Matters.  Except as would not have, individually or in the aggregate, a Seller Material Adverse Effect:

(a)                                 None of Sellers are party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, trade union or labor organization.  Other than as required by operation of applicable Law, no employees of Sellers are represented by any labor union, trade union or labor organization with respect to their employment with Sellers.   No labor union, trade union, labor organization or group of employees of Sellers has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other Governmental Body.  To the Knowledge of Sellers, there are no organizing activities with respect to any employees of Sellers.  There has been no actual or, to the Knowledge of Sellers, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting Sellers.  None of Sellers are engaged in, or since December 31, 2016 have engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.

(b)                                 None of Sellers have received since December 31, 2016 any written notice of intent by any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation relating to Sellers and, to the Knowledge of Sellers, no such investigation is in progress.

(c)                                  Since December 31, 2016, none of Sellers have effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (or any similar state or local law, the “WARN Act”)) in connection with the Business; or (ii) a “mass layoff” (as defined in the WARN Act) of individuals employed at or who primarily provided service to the Business.  Schedule 5.9(c) sets forth a true and complete list of reductions in force or layoffs, by location, implemented by the Sellers or any of their Subsidiaries in the 90-day period preceding the Closing Date at any location employing any individuals employed by the Business.

5.10                        Intellectual Property.

(a)                                 Except as set forth on Schedule 5.10(a), to the Knowledge of Sellers: (i) Sellers own all right, title and interest in, or have the right to use, pursuant to a license or otherwise, all Intellectual Property required to operate the Business as presently conducted (including for the avoidance of doubt the Software System), in each case, (x) free and clear of all Liens except Permitted Exceptions, and (y) other than non-exclusive licenses of, or covenants with respect to, Intellectual Property granted in the Ordinary Course of Business, and (b) as of the Effective Date, there are no pending, and Sellers have not received, since December 31, 2016, any written notice of any actual or threatened Legal Proceedings alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person by Sellers except for any of the foregoing that have since been resolved or as would not reasonably be expected to result in a Seller Material Adverse Effect.

(b)                                 Trademarks.

(i)                                     Schedule 5.10(b)(i) contains a complete and accurate list of all registered, and as of the Effective Date pending applications for, Trademarks included in the Purchased Intellectual Property or the Software System, including for each the applicable trademark or service mark, application numbers, filing dates, trademark registration numbers and registration dates, as applicable.

(ii)                                  All of the registered Trademarks included in the Purchased Intellectual Property or the Software System are subsisting and in full force and effect.  To the Knowledge of Sellers, each of the United States registered Trademarks included in the Purchased Intellectual Property or the Software System for which filings based on continuous use have been made by a Seller have been in continuous use in the United States or had been in continuous use in the United States at the time such filings were made.  None of the trademark registrations included in the Purchased Intellectual Property (for Purchased Intellectual Property owned by Sellers) or the Software System are subject to any maintenance fees or renewal actions from the Effective Date to September 30, 2019.

(iii)                               No Trademark included in the Purchased Intellectual Property or the Software System has been or is now the subject of in any opposition, invalidation or cancellation proceeding, in each case which is pending and unresolved, and, to the Knowledge of Sellers, no such action is threatened in each case, except as would not reasonably be expected to result in a Seller Material Adverse Effect.

(c)                                  Copyrights.

(i)                                     Schedule 5.10(c) contains a complete and accurate list of all registered copyrights owned by Sellers and included in the Purchased Intellectual Property or the Software System, including title, registration number and registration date.

(ii)                                  All of such registered copyrights included in the Purchased Intellectual Property or the Software System  are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to result in a Seller Material Adverse Effect.

(iii)                               To the Knowledge of Sellers, all works encompassed by the U.S. registered copyrights included in the Purchased Intellectual Property or the Software System have been marked with the copyright notice to the extent required by applicable Law.

(d)                                 Patents.

(i)                                     Schedule 5.10(d) contains a complete and accurate list of all issued patents included in the Purchased Intellectual Property, including title, patent number and issuance date.

(ii)                                  All of the issued patents included in the Purchased Intellectual Property are subsisting and in full force and effect except where the failure to be in full force and effect would not reasonably be expected to result in a Seller Material Adverse Effect.  None of the issued patents included in the Purchased Intellectual Property are subject to any maintenance fees or renewal actions in the 90 days after the Effective Date.

(e)                                  To the Knowledge of Sellers: (i) all registered or issued Purchased Intellectual Property that is material to the Business is valid and enforceable; and (ii) all registered or issued Intellectual Property included in the Software System is valid and enforceable.

(f)                                   To the Knowledge of Sellers, since June 1, 2016, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Purchased Intellectual Property or the Software System  that is material to the Business by any third party.

(g)                                  Since June 1, 2016, Sellers have not brought any actions or lawsuits alleging: (i) infringement, misappropriation or other violation of any of the Purchased Intellectual Property or the Software System; or (ii) breach of any agreement authorizing another party to use the Purchased Intellectual Property or the Software System.  To the Knowledge of Sellers, there do not exist any facts or dispute, including any claim or threatened claim, that could form the basis of any such action or lawsuit.  Sellers have not entered into any Contract granting any third party the right to bring infringement actions with respect to any of the Purchased Intellectual Property or the Software System that will survive the Closing, other than, with respect to the Software System, the Mutual PQUAD Covenant Agreement and the Legacy Business PQUAD Covenant Agreement.

(h)                                 To the Knowledge of Sellers, there is no pending dispute, including any claim or threatened claim, with respect to the Purchased Intellectual Property or the Software System:

(i)                                     contesting the right of Sellers to use, exercise, sell, license, transfer or dispose of any of the Purchased Intellectual Property or the Software System; or

(ii)                                  challenging the ownership, validity or enforceability of any of the Purchased Intellectual Property or the Software System.

(i)                                     None of the Purchased Intellectual Property that is material to the Business, nor the Software System is subject to any outstanding Order, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer or conveyance thereof by Sellers.

(j)                                    Schedule 5.10(i) contains a listing of all Contracts to which Sellers are a party and pursuant to which any third party is licensed or otherwise permitted to use any Purchased Intellectual Property material to the Business, other than Contracts entered into in the Ordinary Course of Business. To the Knowledge of Sellers, except in connection with the Bankruptcy Case, there is no pending dispute, including any claim or threatened claim or the existence of any facts, indicating that Sellers or any other party thereto is in breach of any terms or conditions of such Contracts.  No third party is licensed to use the Software System.

(k)                                 To the Knowledge of Sellers, the operation and conduct of the Business as currently conducted by Sellers, has not, since June 1, 2016, and does not as of the Closing Date, (i) violate in any material respect any license or agreement with any third party to which a Seller is bound; or (ii) infringe, misappropriate or violate in any material respect any Intellectual Property right of any third party.  To the Knowledge of Sellers, there is no dispute, including any claim or threatened claim that the marketing, license, sale or use of any material product or service of the Business, as currently conducted by Sellers, infringes, misappropriates or otherwise violates any Intellectual Property of any third party or violates any license or agreement with any third party to which a Seller is bound.  Except as would not reasonably be expected to result in a Seller Material Adverse Effect, Sellers have not received service of process or been charged in writing as a defendant, since June 1, 2016, in any claim, suit, action or proceeding that alleges that any of the Purchased Intellectual Property or the Software System infringes any Intellectual Property right of any third party, which has not been finally adjudicated prior to the Effective Date.

(l)                                     Except as set forth in Schedule 5.4 or Schedule 5.10(a), Sellers have the full right, power and authority to sell, assign, transfer and convey all of their right, title and interest in and to the Purchased Intellectual Property and an undivided one-third interest in all right, title and interest in and to the Software System to Purchaser as tenant-in-common with Legacy Business Owner and the Shari’s Business Owner, and upon Closing, Purchaser will acquire from Sellers good and marketable title to the Purchased Intellectual Property and undivided one-third interest in all right, title and interest in and to the Software System as tenant-in-common with the Legacy Business Owner, the Shari’s Business Owner, or one or more of Sellers, as the case may be, free of Liens (other than Permitted Exceptions), other than non-exclusive licenses of, or covenants with respect to, the Purchased Intellectual Property granted in the Ordinary Course of Business.

(m)                             No domain names included in the Purchased Intellectual Property have been, since June 1, 2016, or are now involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Knowledge of Sellers, no such action is threatened with respect to any domain names included in the Purchased Intellectual Property.

5.11                        Financial Advisors.  Sellers have not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or Transactions for which Purchaser is or will become liable.

5.12                        Taxes.

(a)                                 Each Seller has filed (or had filed on its behalf) all Tax Returns that it was required to file in respect to the Purchased Assets or the Business and all such Tax Returns were correct and complete in all material respects. Other than as excused or prohibited from being paid as a result of the Bankruptcy Code or the Bankruptcy Court, with respect to the Purchased Assets and the Business, each Seller has paid (or had paid on its behalf) all Taxes, whether or not shown to be due by such Seller on any such Tax Returns, or pursuant to any assessment received by such Seller from any Tax Authority for any period preceding the Closing Date. Other than as excused or prohibited from being withheld, collected or paid as a result of the Bankruptcy Code or the Bankruptcy Court, all Taxes that each Seller is or was required by Law to withhold or collect with respect to the Purchased Assets and the Business have been duly withheld or collected and, to the extent required, have been paid or will be paid to the proper Tax Authority.

(b)                                 There are no pending, proposed in writing or threatened in writing Legal Proceedings with respect to any Taxes payable by or asserted against any Seller related to the Purchased Assets or the Business.

(c)                                  Except as set forth on Schedule 5.12(c), there are no outstanding agreements or waivers that would extend the statutory period in which a Tax Authority may assess or collect a Tax that could result in a Lien upon the Purchased Assets or the Business.

(d)                                 There are no Liens with respect to Taxes (other than Permitted Exceptions and Liens that will be released by the Approval Order) upon the Purchased Assets or the Business.

(e)                                  No Seller is a party to any Tax indemnity, Tax allocation or Tax sharing agreement, other than any such agreement entered into in the Ordinary Course of Business the principal purpose of which is not related to Tax, that could result in a Lien upon the Purchased Assets or the Business.

(f)                                   There are no requests for rulings pending between any Seller and any Tax Authority in respect of any Tax that could result in a Lien upon the Purchased Assets or the Business.

5.13                        Due Notice.  Seller has served notice of the Bankruptcy Cases on all parties in interest entitled to notice under the Bankruptcy Code or Federal Rules of Bankruptcy Procedure.

5.14                        No Other Representations or Warranties; Schedules.   Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto or in the Company SEC Documents), none of Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Purchased Assets, the Assumed Liabilities or the Transactions, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers, or any of Sellers’ or their Affiliates’ respective Representatives.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), each Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any Representative of Sellers or any of its Affiliates).  Sellers make no representations or warranties to Purchaser regarding the probable success or profitability of the Business, the Purchased Assets or the use thereof.  The disclosure of any matter or item in any Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Seller Material Adverse Effect.

VI.                               REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

6.1                               Organization and Good Standing.  Purchaser is a limited liability company organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite limited liability power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the Transactions.  Purchaser is not in violation of its organizational or governing documents.

6.2                               Authorization of Agreement.  Purchaser has all necessary limited liability power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Purchaser of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the members or board of managers of Purchaser, and no other limited liability action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions.  This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery of this Agreement by Sellers, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to equitable principles of general applicability (whether considered in a proceeding at law or in equity).

6.3                               Consents and Approvals; No Violations.

(a)                                 The execution, delivery and performance of this Agreement by Purchaser and the consummation Purchaser of the Transactions do not and will not (i) conflict with or violate the certificate of formation or operating agreement (or similar organizational documents) of Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection  (b) of this Section have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable Purchaser or by which Purchaser or any of its respective properties are bound, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Purchaser is a party or by which Purchaser or any of its respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent or materially impair the ability of Purchaser to consummate the Transactions.

(b)                                 The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for (i) the applicable requirements, if any, of the Securities and Exchange Act of 1934 and state securities, takeover and “blue sky” Laws, and (ii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not impair the ability of Purchaser to consummate the Transactions.

6.4                               Financial Capability.  Purchaser has sufficient funds available to it in cash to pay or cause to be paid the Purchase Price and the fees and expenses required to be paid by Purchaser in connection with the Transactions, and to effect the Transactions.  Upon the consummation of the Transactions, (a) Purchaser will not be insolvent as defined in Section 101 of the Bankruptcy Code, (b) Purchaser will not be left with unreasonably small capital, (c) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of Purchaser will not be impaired.

6.5                               Condition of the Purchased Assets.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis.  Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Purchased Assets and, in making the determination to proceed with the Transactions, Purchaser has relied on the results of its own independent investigation.

6.6                               Exclusivity of Representations and Warranties.  Purchaser acknowledges that except for the representations and warranties made by Sellers in Article V, none of Sellers make (and neither Purchaser or any other Person has relied upon) any representations or warranties on behalf of Sellers.  Purchaser further agrees that except for the representations and warranties made by Sellers in Article V, neither Sellers nor any other Person will have or be subject to any liability or indemnification obligation to Purchaser or any other Person resulting from the distribution to Purchaser, Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser in certain “data rooms” or management presentations in expectation of the Transactions.  For the avoidance of doubt, Purchaser acknowledges that neither Sellers nor any of their Representatives make any express or implied representation or warranty with respect to “Confidential Information” as defined in the Confidentiality Agreement.  Purchaser acknowledges and agrees that it (a) has had an opportunity to discuss the business of Sellers with the management of Sellers, (b) has had sufficient access to (i) the books and records of Sellers and (ii) the electronic data room maintained by Sellers for purposes of the Transactions, (c) has been afforded the opportunity to ask questions of and receive answers from officers and other key employees of Sellers and (d) has conducted its own independent investigation of Sellers, their respective businesses and the Transactions, and has not relied on any representation, warranty or other statement by any Person on behalf of Sellers, other than the representations and warranties of Sellers expressly contained in Article V, and that all other representations and warranties are specifically disclaimed. In connection with any investigation by Purchaser of Sellers, Purchaser has received or may receive from Sellers or its other Representatives on behalf of Sellers certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications.  Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Purchaser shall have no claim against Sellers or any other Person with respect thereto.  Accordingly, Purchaser acknowledges that neither Sellers nor any other Person on behalf of the Sellers make (and neither Purchaser or any other Person has relied upon) any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).  Notwithstanding the foregoing, nothing contained in this Section shall limit or otherwise impair in any manner Purchaser’s right to make a claim for actual fraud or willful misconduct.

VII.                          BANKRUPTCY COURT MATTERS

7.1                               Submission for Bankruptcy Court Approval.  As promptly as practicable after the execution of this Agreement, Sellers will file or cause to be filed with the Bankruptcy Court a motion seeking entry of an order approving the Expense Reimbursement and Break-Up Fee (the “Stalking Horse Motion”)The Stalking Horse Motion and any order of the Bankruptcy Court approving the Stalking Horse Motion must be reasonably acceptable to Purchaser.

7.2                               Bankruptcy Process.

(a)                                 Sellers and Purchaser acknowledge and agree that this Agreement, the sale of the Purchased Assets and the Transactions are subject to higher or otherwise better bids (in accordance with the Bidding Procedures) and Bankruptcy Court approval.  Purchaser and Sellers acknowledge that Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best offer for the Purchased Assets, including giving notice thereof to the creditors of Sellers and other interested parties, providing information about Sellers’ business to prospective bidders, entertaining higher or otherwise better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Purchased Assets and submit a Qualified Bid therefor, conducting an auction (the “Auction”).

(b)                                 The bidding procedures to be employed with respect to this Agreement and any Auction will be those reflected in the Bidding Procedures Order, which will be in a form and substance reasonably acceptable to the Parties.  Purchaser agrees to be bound by and accept the terms and conditions of the Bidding Procedures Order as entered by the Bankruptcy Court.

Purchaser agrees and acknowledges that Sellers and their Affiliates will be permitted, and will be permitted to cause their Representatives, to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Purchaser and its Affiliates, agents and Representatives).

(c)                                  Purchaser will provide adequate evidence and assurance under the Bankruptcy Code of the future performance by Purchaser of each Purchased Contract.  Purchaser will take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Purchased Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Representatives available to testify before the Bankruptcy Court, provided that Purchaser’s obligations under this Section 7.2(c) shall solely extend to evidence regarding adequate assurance of future performance under the Purchased Contracts.

(d)                                 If this Agreement and the sale of the Purchased Assets to Purchaser on the terms and conditions hereof are determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order, Purchaser and Sellers agree to use commercially reasonable efforts to cause the Bankruptcy Court to enter the Approval Order in a form and substance reasonably acceptable to the Purchaser and Sellers.

(e)                                  Sellers covenant and agree that if the Approval Order is entered, the terms of any plan submitted by Sellers to the Bankruptcy Court for confirmation, or the terms of any other sale of Sellers’ or their Affiliates’ assets submitted by Sellers to the Bankruptcy Court for approval, will not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Purchaser hereunder, or in any way prevent or interfere with the consummation or performance of the Transactions including any transaction that is contemplated by or approved pursuant to the Approval Order.

(f)                                   If the Approval Order or any other orders of the Bankruptcy Court relating to this Agreement are appealed or petition for certiorari or motion for rehearing or reargument is filed with respect thereto, Sellers agree to take all action as may be commercially reasonable and appropriate to defend against such appeal, petition or motion and Purchaser agrees to cooperate in such efforts and each Party agrees to use its commercially reasonable efforts to obtain an expedited resolution of such appeal; provided, that the absence of an appeal of the Approval Order will not be a condition to any Party’s obligation to consummate the Transactions at the Closing; provided further, that nothing in this Section 7.2(f) shall be deemed to limit any right to Termination of this Agreement in accordance with Section 4.4 hereof.

(g)                                  For the avoidance of doubt, nothing in this Agreement will restrict Sellers or their Affiliates from selling, disposing of or otherwise transferring any Excluded Assets or from settling, delegating or otherwise transferring any Excluded Liabilities, or from entering into discussions or agreements with respect to the foregoing.

7.3                               Additional Bankruptcy Matters.

(a)                                 From and after the date of this Agreement and until the Closing Date (or any earlier date from and after any deadline for other potential purchasers to submit bids for the Purchased Assets if this Agreement is determined not to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order), to the extent reasonably practicable, Sellers will deliver to Purchaser drafts of any and all material pleadings, motions, notices, statements, applications, schedules, reports and other papers to be filed or submitted by Sellers in connection with this Agreement for Purchaser’s prior review.  Sellers will make commercially reasonable efforts to consult and cooperate with Purchaser regarding (i) any such pleadings, motions, notices, statements, applications, schedules, reports or other papers, (ii) any discovery taken in connection with the motions seeking approval of the Bidding Procedures Order or Approval Order (including, without limitation, any depositions) and (iii) any hearing relating to the Bidding Procedures Order or Approval Order, including, without limitation, the submission of any evidence, including witnesses testimony, in connection with such hearing.

(b)                                 Sellers acknowledge and agree, and the Approval Order will provide that, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, liabilities and Lien on, against or created by Sellers or their bankruptcy estates, shall be fully released from and with respect to the Purchased Assets, which will be transferred to Purchaser free and clear of all obligations, liabilities and Liens except for Assumed Liabilities and Permitted Exceptions.

VIII.                     COVENANTS

8.1                               Access to Information.  From the Effective Date through the Closing Date, Seller will provide Purchaser, through its Representatives, with opportunities to make such investigation of the Purchased Assets and the Assumed Liabilities as Purchaser reasonably requests.  Any such investigation and examination will be conducted upon reasonable advance notice and under reasonable circumstances, will occur only during normal business hours and will be subject to restrictions under applicable Law.  Sellers will direct their respective Representatives to cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination, and Purchaser and its Representatives will cooperate with Sellers and their Representatives.  By no later than July 16, 2019, Sellers shall deliver to Purchaser a true and correct statement of Current Assets and Current Liabilities as of the month ended June 30, 2019, in the form of the Closing Working Capital Statement set forth as Schedule 3.4(a) hereto.  Notwithstanding anything herein to the contrary, no such investigation or examination will be permitted to the extent that it would require Sellers to disclose information that would cause material competitive harm to a Seller or would violate attorney-client privilege.  No investigation by Purchaser will affect or be deemed to modify any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement.

8.2                               Actions Pending the Closing.  Except (a) as required by applicable Law or as required by order of the Bankruptcy Court, (b) as otherwise expressly contemplated by this Agreement, or (c) with the prior written consent of Purchaser, during the period from the Effective Date to and through the Closing Date, Sellers will (taking into account the commencement of the Bankruptcy Cases, the anticipated sale, liquidation and shut-down of operations of Sellers other than the Business and other changes, facts and circumstances that customarily result from the events leading up to and following the commencement of bankruptcy proceedings): (i) use commercially reasonable efforts to carry on the Business in the Ordinary Course of Business of the Sellers and maintain the Purchased Assets in their current condition, ordinary wear and tear excepted (and excluding sales of inventory in the Ordinary Course of Business); (ii) not materially amend, modify, terminate, let lapse (other than the expiration of a contract pursuant to its terms) or waive any rights under, or create any Lien with respect to, any of the Contracts; (iii) use commercially reasonable efforts to defend and protect the Purchased Assets from deterioration; (iv) comply with applicable Laws with respect to the Purchased Assets, other than with respect to the failure of such compliance as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect; (v) not terminate without cause, or materially alter the salary or benefits of, any Business Employee, provided, Sellers may promote non-executive level employees in the ordinary course of business, and (vi) not enter into any agreement or commitment to take any action prohibited by this Section 8.2.

8.3                               Payables.  Sellers shall make all payments in respect of payables of the Business (including rent payments, sales Taxes, and payments to Business Employees) due or arising after the Effective Date and through the Closing Date in all material respects on a timely basis and will otherwise manage the accounts payable of the Business in accordance with the Sellers’ cash management policies and practices (as in effect prior to the commencement of the Bankruptcy Case) in the Ordinary Course of Business. The Sellers shall deliver to Purchaser all budget reports delivered to the lenders under Sellers’ debtor-in-possession financing facility with respect to the Business substantially concurrently with their delivery to such lenders.

8.4                               Consents.  Sellers and Purchaser will use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals contemplated by this Agreement, including the consents and approvals referred to in Section 5.3 and the Necessary Consents; provided, however, that none of Sellers or Purchaser (other than with respect to Assumed Cure Costs) will be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or proceedings to obtain any such consent or approval.  For the avoidance of doubt, the Parties acknowledge and agree that obtaining any such authorizations, consents and approvals, giving such notices and making such filings shall not be a condition to Closing.

8.5                               Commercially Reasonable Efforts; Consents to Assignment.

(a)                                 Upon the terms and subject to the conditions of this Agreement, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable, including the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Body or any other Person.  Each Party will promptly consult with the others with respect to, provide any necessary information with respect to, and provide the other Parties (or their counsel) copies of, all filings made by such party with any Governmental Body or any other

Person or any other information supplied by such Party to a Governmental Body or any other Person in connection with this Agreement and the Transactions.

(b)                                 Each Party will promptly inform the others of any communication from any Governmental Body regarding any of the Transactions and promptly provide the others with copies of all related correspondence or filings.  If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Body with respect to the Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.  Each Party will provide any necessary information and reasonable assistance as the others may request in connection with its preparation of any additional necessary filings or submissions to any Governmental Body.

(c)                                  Neither Sellers nor Purchaser will independently participate in any meeting with any Governmental Body (other than the Bankruptcy Court or the Office of the United States Trustee) in respect of any findings or inquiry in connection with the transactions contemplated by this Agreement and the other Transaction Agreements without giving, in the case of Sellers, Purchaser, and in the case of Purchaser, Sellers, prior notice of the meeting and, to the extent reasonably practicable and not prohibited by the applicable Governmental Body, the opportunity to attend and/or participate in such meeting.

(d)                                 Each Party will use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Body with respect to the Transactions.

8.6                               Publicity.  With the exception of press releases issued by Sellers and Purchaser on the Effective Date and the Closing Date in forms mutually agreeable to the Company and Purchaser, Purchaser and Sellers will not issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Parties, which approval may not be unreasonably withheld, conditioned or delayed, except that such consent shall not be required if disclosure is otherwise required by applicable Law or by the Bankruptcy Court; provided, however, that Purchaser or Sellers, as applicable, will use its or their commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Parties with respect to the text of any such required disclosure.

8.7                               Confidentiality.  Purchaser acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 8.1, and is subject to the terms of the confidentiality agreement dated April 27, 2018 between the FTD Companies, Inc., a Delaware corporation and Purchaser (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Purchaser acknowledges and understands that this Agreement and related documents may be publicly filed in the Bankruptcy Court and further made available by Sellers to prospective bidders or contract counterparties and that, such disclosure will not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise.  Sellers acknowledge that from and after the Closing, all non-public information relating to the Purchased Assets and the Assumed

Liabilities will be valuable and proprietary to Purchaser and its Affiliates.  Sellers agree that, from and after the Closing, no Seller will disclose to any Person any information relating to Purchaser and its Affiliates, the Purchased Assets or the Assumed Liabilities, except as required by Law or as otherwise becomes available in the public domain other than through any action by any Seller in violation of its obligations under this Section 8.7.  If any of Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Sellers acknowledge and agree that the remedies at law for any breach or threatened breach of this Section 8.7 by any Seller are inadequate to protect Purchaser and its Affiliates and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms.  Accordingly, without prejudice to any other rights or remedies otherwise available to Purchaser or its Affiliates, each Party acknowledges and agrees that upon any breach or threatened breach by a Seller of the terms and conditions of this Section 8.7, Purchaser and its Affiliates, as applicable will be entitled to injunctive relief and to seek an order restraining any threatened or future breach from any court of competent jurisdiction without proof of actual damages or posting of any bond in connection with any such remedy.  The provisions of this Section 8.7 will survive the Closing.

8.8                               Access Agreements.  Prior to the Closing, Sellers and Purchaser will negotiate mutually acceptable terms of an agreement providing Sellers with access, for a period of at least 12 months following the Closing Date, to Purchaser’s personnel, including the Transferred Employees, information technology systems, including email, third party service providers and books and records, and use of office space and office support for employees of Sellers, as is reasonably necessary or appropriate in connection with the administration of the Bankruptcy Case and to permit Sellers to wind-down and liquidate the Sellers’ Bankruptcy estates following the Closing.

8.9                               Employee Matters.

(a)                                 Sellers may, from time to time prior to the Closing Date, update the list of Business Employees on Schedule 1.1(a) to reflect employment terminations and new hires solely to fill existing positions.  Purchaser will offer employment, or cause one of its Affiliates to offer employment, to substantially all, and no fewer than two-thirds, of the Business Employees, such employment to commence immediately following the Closing.  Sellers and their Affiliates will cooperate with and use their commercially reasonable efforts to assist Purchaser and its Affiliates in their efforts to secure the satisfactory transition of Business Employees to Purchaser.  Without limiting the generality of the foregoing, Sellers and their Affiliates will provide all relevant information in their possession necessary to the hiring and transfer of the Transferred Employees, including all relevant payroll, compensation, benefits participation and withholding tax information with respect to the Transferred Employees; provided, that Purchaser shall not have access to personnel records of any Seller the disclosure of which is prohibited by applicable Law.  Business Employees who are offered, and who accept offers of employment from Purchaser or an Affiliate of Purchaser are referred to as “Transferred Employees”.  Sellers and their Affiliates will terminate the employment of all Transferred Employees, effective immediately prior to the Closing, provided, however, that the Parties intend and will take commercially reasonable steps to ensure that the Transferred Employees have continuous employment through the Closing.  Purchaser agrees to provide credit to the Transferred Employees for all periods of service with Sellers and their Affiliates upon commencing their employment with Purchaser for purposes of eligibility for and calculation of benefits, vacation, paid time off and participation under any benefit plans maintained by Purchaser.  For a 12-month period following the Closing, Purchaser (i) intends to provide to each Transferred Employee a base salary or standard hourly wage rate that, in each case, Purchaser reasonably determines is no less favorable to such Transferred Employee than that provided by Sellers at the time of the Closing; and (ii) will provide Transferred Employees with employee benefits (excluding equity and equity-linked compensation) that Purchaser reasonably determines are no less favorable on the whole than what Purchaser, or its Affiliates located in the United States, as applicable, provides to similarly-situated employees.

(b)                                 No fewer than three Business Days prior to the Closing, Purchaser will deliver to Sellers a list of the Business Employees who will not be offered employment by Purchaser, or who have not, and Purchaser believes are not reasonably likely to, accept offers of employment from Purchaser (the “Non-Transferred Employees”).  Sellers and their Affiliates will terminate the employment of all Non-Transferred Employees, effective immediately prior to the Closing and will be responsible for the cost of severance to the Non-Transferred Employees up to $50,000 (“Severance Cap”).  Any and all severance obligations of Sellers and their Affiliates to Non-Transferred Employees above the Severance Cap (the “Excess Severance Amount”) shall be paid by Purchaser pursuant to Section 3.3.  Within one Business Day prior to Closing, Sellers will deliver to Purchaser the total severance amount for the Non-Transferred Employees, detailing the Excess Severance Amount payable by Purchaser.

(c)                                  Sellers will to the extent reasonably requested by Purchaser, use commercially reasonable efforts to make each Business Employee reasonably available to Purchaser for the purpose of facilitating the transition of such Business Employee to Purchaser.  Sellers will not, without Purchaser’s consent knowingly interfere with any negotiations by Purchaser to employ or retain the services of any Business Employee.

(d)                                 Purchaser’s employment of the Transferred Employees will be “at will” and may be terminated by Purchaser and/or any of its Affiliates at any time for any reason; provided, however, that for the 12-month period following the Closing, to the extent that the employment of any Transferred Employee is involuntarily terminated by Purchaser, other than for cause, Purchaser will offer to such Transferred Employee the separation pay pursuant to Purchaser’s ordinary-course severance practices upon such employee’s execution of a separation agreement in accordance with Purchaser’s customary practices and policies.  Nothing in this Agreement will create any third-party rights in any Transferred Employees or any current or former employees or other service providers of any Seller or any Seller Affiliate (or any beneficiaries or dependents of the foregoing) or in any other person.  Nothing contained herein shall constitute an amendment to any Benefit Plan.

(e)                                  The Sellers shall be responsible for any notices required to be given under and shall otherwise comply with all Liabilities arising under the WARN Act relating to any acts or omissions prior to the Closing.  Purchaser shall take no action within ninety days of Closing that would trigger a “plant closing” or “mass layoff” within the meaning of the WARN Act.  Subject to the foregoing and Section 5.9(c), Purchaser shall be responsible for any notices required to be given under and shall otherwise comply with all Liabilities arising under the WARN Act relating to any acts or omissions on and after the Closing.

8.10                        Releases.  Effective upon the Closing, (a) Purchaser (individually and on behalf of its Affiliates) hereby releases and forever discharges each Seller and each of its Affiliates and their respective successors and assigns and all of their respective Representatives from any and all actual or potential claims, causes of action, proceedings, Liabilities, damages, expenses and/or losses of whatever kind or nature (including attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, now existing or hereafter arising, whether contractual, in tort or otherwise, which such Party had, have, or may have in the future relating in any way to the Purchased Assets or the Assumed Liabilities and (b) each Seller (individually and on behalf of its Affiliates) hereby releases and forever discharges Purchaser and each of its Affiliates and their respective successors and assigns and all of their respective Representatives from any and all actual or potential claims, causes of action, proceedings, liabilities, damages, expenses and/or losses of whatever kind or nature (including attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, now existing or hereafter arising, whether contractual, in tort or otherwise, which such Party had, have, or may have in the future relating in any way to the Excluded Assets or the Excluded Liabilities; provided that (i) nothing in this Section 8.10 will constitute a release of any Person arising from conduct of such Person that is determined by a final order of a court of competent jurisdiction to have constituted an actual fraud, willful breach, knowing and intentional misrepresentation or criminal act by such Person and (ii) nothing in this Agreement will be construed to release any Person from any of its contractual obligations under this Agreement and the other agreements contemplated by the Transactions, including its obligations in respect of the Purchased Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities, as the case may be, each of which will remain fully effective and enforceable from and after the Closing Date.

8.11                             Software System, Master List. With respect to the Software Systems, on and from the Closing Date, Purchaser, Legacy Business Owner, and Shari’s Business Owner shall be joint owners of the Software System, and each of Purchaser’s and Shari’s Business Owner’s rights, obligations and covenants shall be governed by the Mutual PQUAD Covenant Agreement and such other reasonable rights, obligations and covenants to be agreed upon with the Legacy Business Owner in a fully-executed, written agreement that is substantially in the form of the Mutual PQUAD Covenant Agreement, together with any modifications mutually agreed by the parties thereto (and, if Purchaser is not a party thereto at the time of such modifications, also agreed to by Purchaser) (the “Legacy Business PQUAD Covenant Agreement”). After the Closing, Sellers shall not retain, convey or purport to convey any interest in, or disclose to any third party, any excerpt of the Master List exclusively transferred to Purchaser pursuant to Section 2.1(b)(xii) hereof.  Sellers shall not convey or purport to convey, or disclose to any third party, any portion of the excerpt of the Master List conveyed on a non-exclusive basis to Purchaser pursuant to Section 2.1(b)(xii) hereof except: (a) to Legacy Business Owner solely with respect to customers on the Master List that have placed orders for products of the business acquired by the Legacy Business Owner or are voluntary subscribers of the business acquired by the Legacy Business Owner; and (b) to Shari’s Business Owner solely with respect to customers on the Master List that have placed orders for products of the business acquired by the Shari’s Business Owner or are voluntary subscribers of the business acquired by the Shari’s Business Owner.  Sellers shall not convey any interest in any portion of the Master List that is a Purchased Asset other than in accordance with this Section 8.11.

8.12                        Transition Services.  After the Closing, Purchaser will and will cause its Affiliates, and Sellers will and will cause its Affiliates, to provide certain transition services to Seller, Sellers’ Affiliates, the Legacy Business Owner, or the Shari’s Business Owner, or Purchaser or Purchaser’s Affiliates, as applicable, such transition services to be agreed to between Seller, Sellers’ Affiliates, the Legacy Business Owner, the Shari’s Business Owner, Purchaser, and Purchaser’s Affiliates, as the case may be; provided that (a) Purchaser’s obligations to provide transition services to Legacy Business Owner are conditioned upon Legacy Business Owner’s agreement to provide transition services to Purchaser; and (b) Purchaser’s obligations to provide transition services to Shari’s Business Owner are conditioned upon Shari’s Business Owner’s agreement to provide transition services to Purchaser.  The parties will negotiate in good faith, prior to the Closing, a definitive transition services agreement reflecting such terms (the “Transition Services Agreement”), with the definitive agreement to be in a form (i) customary for transaction of this type contemplated by this Agreement and (ii) reasonably acceptable to the Sellers, Seller’s Affiliates, the Legacy Business Owner, the Shari’s Business Owner, Purchaser, and Purchaser’s Affiliates in their respective reasonable discretion.

8.13                        Access to IT Equipment.  Prior to the Closing, Purchaser and Sellers shall cooperate in good faith and Sellers shall make commercially reasonable efforts to provide Purchaser access to any IT Equipment that is used in connection with the Business but it not Purchased IT Equipment.

8.14                        Bulk Transfer Laws.  Purchaser acknowledges that Sellers will not comply with the provisions of any bulk transfer Laws of any jurisdiction in connection with the Transactions, and hereby waives all claims related to the non-compliance therewith.  The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any Liens in the Purchased Assets, including any Liens arising out of the bulk transfer Laws.

8.15                        Use of Names.

(a)                                 Purchaser acknowledges that the Excluded Names are and shall remain the property of Sellers and their Affiliates and that nothing in this Agreement will be deemed to transfer to Purchaser or any of its Affiliates any right, title or interest in, or license to, the Excluded Names.

(b)                                 Sellers shall, as promptly as practicable (but in no event later than twenty (20) Business Days) after the Closing Date, cease using and displaying any trademarks that are included in the Purchased Assets, and in accordance with such requirement, Sellers shall use commercially reasonable efforts to, no later than twenty (20) Business Days after the Closing, legally change their respective corporate and business names (to the extent such names include such trademarks or a confusingly similar trademarks) to names that are not confusingly similar to such trademarks, and file notices of such name changes with the Bankruptcy Court. Subject to the approval of the Bankruptcy Court to change Sellers’ name for purposes of the Bankruptcy Case (which approval Sellers shall seek and use commercially reasonable efforts to obtain promptly following the Closing Date), under no circumstance shall Sellers, after the Closing Date, use or otherwise exploit the trademarks included in the Purchased Assets or any other indicia confusingly similar to the trademarks included in the Purchased Assets, copyrights included in the Purchased Assets, or any work substantially similar to the copyrights included in the Purchased Assets, as a source identifier in connection with any Seller product, service or corporate, business or domain name.

8.16                        Post-Closing Payments.  On the Closing Date, Sellers shall appoint and authorize Purchaser to utilize Sellers’ merchant account for purposes of collecting payment from customers of the Business and to collect any consideration, property or services to which Purchaser is entitled pursuant to the Transactions, including the Credit Card Accounts Receivable.  Purchaser shall reimburse Sellers for out-of-pocket expenses actually incurred by Sellers for providing Purchaser with the use of Sellers’ merchant account in the six calendar weeks from and after the Closing Date, and Purchaser agrees to pay to Sellers a reasonable fee typical for such services for the use of Sellers’ merchant account from and after six calendar weeks after the Closing Date, if necessary.  Following the Closing, Purchaser and Sellers each will remit, with reasonable promptness, to the other any payments received by them or their respective Affiliates, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other party or its Affiliates.

IX.                              CONDITIONS TO CLOSING

9.1                               Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)                                 each of the representations and warranties of Sellers contained in this Agreement (disregarding all “materiality” or “Seller Material Adverse Effect” qualifications set forth therein) shall be true and correct as of the Closing, as if made on the Closing Date (except for any such representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such specific date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect;

(b)                                 Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the forgoing effect;

(c)                                  Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

9.2                               Conditions Precedent to Obligations of Sellers.  The obligations of Sellers to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)                                 each of the representations and warranties of Sellers contained in this Agreement (disregarding any and all “materiality” or “Purchaser Material Adverse Effect” qualifications set forth therein) shall be true and correct as of the Closing, as if made on the Closing Date (except for any such representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such specific date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect;

(b)                                 Purchaser shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect; and

(c)                                  Purchaser shall have delivered to Sellers all of the items set forth in Section 4.3.

9.3                               Conditions Precedent to Obligations of Purchaser and Sellers.  The respective obligations of Purchaser and Sellers to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a)                                 there shall not be in effect any Order by a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(b)                                 the Bankruptcy Court shall have entered an order approving the Stalking Horse Motion.

(c)                                  the Bankruptcy Court shall have entered the Procedures Order and the Procedures Order shall not be subject to a stay or have been vacated or revoked; and

(d)                                 the Bankruptcy Court shall have entered the Approval Order and the Approval Order shall not be subject to a stay or have been vacated or revoked.

9.4                               Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused by such Party’s breach of any provision of this Agreement.

X.                                   TAXES

10.1                        Transfer Taxes.  All documentary, stamp, transfer, motor vehicle registration, sales, use, value added, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the Transactions (collectively, “Transfer Taxes”) will be borne by Purchaser, regardless of the Party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes.  Sellers and Purchaser will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes and will cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other Party.

10.2                        Purchase Price Allocation.

(a)                                 As promptly as practicable after the Closing Date, but no later than 30 days thereafter, Purchaser will prepare and deliver to Sellers, an allocation schedule setting forth the amounts to be allocated among Sellers and among the Purchased Assets of each Seller, pursuant to (and to the extent necessary to comply with) Section 1060 of the Internal Revenue Code and the applicable regulations promulgated thereunder (or, if applicable, any similar provision under state, local or foreign Law or regulation) (the “Proposed Allocation Statement”).  Sellers will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Purchaser in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections.  If Sellers fail to deliver an Allocation Notice of Objection in accordance with this Section 10.2(a), the Proposed Allocation Statement will be conclusive and binding on all Parties and will become the “Final Allocation Statement.”  If Sellers submit an Allocation Notice of Objection, then for 20 Business Days after the date Purchaser receives the Allocation Notice of Objection, Purchaser and Sellers will use their commercially reasonable efforts to agree on the allocations.  Failing such agreement within 20 Business Days of such notice, the unresolved allocations will be submitted to an independent, internationally-recognized accounting firm mutually agreeable to Purchaser and Sellers, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within 45 Business Days after submission, such written determination to be final, binding and conclusive.  The fees and expenses of such accounting firm will be apportioned among Sellers and Purchaser equally.  For the avoidance of doubt, in administering any Legal Proceeding, the Bankruptcy Court shall not be required to apply the Final Allocation Statement in determining the manner in which the Purchase Price should be allocated as between Sellers and their respective estates.

(b)                                 Sellers and Purchaser and their respective Affiliates will report, act, and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Statement.  Neither Sellers nor Purchaser will take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation Statement unless required to do so by applicable Law.

10.3                        Cooperation and Audits.  Purchaser, Sellers and their respective Affiliates will cooperate fully with each other regarding Tax matters and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

XI.                              GENERAL GOVERNING PROVISIONS

11.1                        No Survival of Representations and Warranties.  The Parties agree that the representations and warranties contained in this Agreement will not survive the Closing hereunder, and none of the Parties will have any Liability to each other after the Closing for any breach thereof.  The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing will survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each Party will be liable to the other after the Closing for any breach thereof.

11.2                        Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each of Sellers, on the one hand, and Purchaser, on the other hand, will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions and all proceedings incident thereto.

11.3                        Injunctive Relief.

(a)                                 The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce specifically the terms and provisions of this Agreement, including without limitation specific performance of such covenants, promises or agreements or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 11.3 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b)                                 The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Purchaser or Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Purchaser or Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 11.3.

11.4                        Submission to Jurisdiction; Consent to Service of Process.

(a)                                 Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 11.8; provided, however, that if the Bankruptcy Cases have been closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action in the United States District Court for the District of Delaware) and any appellate court from any thereof, for the resolution of any such claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)                                 Each of the Parties hereby consents to process being served by any other Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

11.5                        Waiver of Right to Trial by Jury.  Each Party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

11.6                        Entire Agreement; Amendments and Waivers.  This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

11.7                        Governing Law.  This Agreement will be governed by and construed in accordance with federal bankruptcy Law, to the extent applicable, other federal Law, where applicable, and, where state Law is implicated, the Laws of the State of Delaware applicable to contracts made and performed in such State.

11.8                        Notices.  All notices and other communications under this Agreement will be in writing and will be deemed given (i) when delivered personally by hand, (ii) when sent by email (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Sellers, to:

c/o FTD Companies, Inc.
3113 Woodcreek Rd.
Downers Grove, IL 60515
Attention: Scott Levin
Email: xxxxxxxx

With a copy (which will not constitute notice) to:

Jones Day
77 W. Wacker Dr. Suite 3500
Chicago, IL 60601
Attention:	Ismail H. Alsheik
Email:	ialsheik@jonesday.com

And a copy (which will not constitute notice) to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Heather Lennox
Email: hlennox@jonesday.com

If to Purchaser, to:
PlanetArt LLC
23801 Calabasas Road
Calabasas, California 91302
Attention:	Roger Bloxberg and Todd Helfstein
Emails:	xxxxxxxx / xxxxxxxx

With copies (which will not constitute notice) to:

PlanetArt LLC
23801 Calabasas Road
Calabasas, California 91302
Attention:	Joe Bogdan. General Counsel
Email:	xxxxxxxx

And a copy (which will not constitute notice) to:

Bryan Cave Leighton Paisner LLP
120 Broadway, Suite 300
Santa Monica, California 90401
Attention: David Andersen and Sharon Weiss

Emails:	dgandersen@bclplaw.com / sharon.weiss@bclplaw.com

11.9                        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.10                 Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents will be void; provided, however, that (a) Purchaser may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates and (b) Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court, in the case of each clause (a) and (b) without any other Party’s consent.  No assignment of any obligations hereunder will relieve the Parties of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Sellers or Purchaser will also apply to any such assignee unless the context otherwise requires.

11.11                 Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, equityholder, manager, agent, attorney, Representative or Affiliate of the Parties or any of their Affiliates will have any Liability for any obligations or Liabilities of Sellers or Purchaser, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.  Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as Parties or thereto, and then only with respect to the specific obligations set forth herein or therein.  Other than the Parties, no other party will have any Liability or obligation for any of the representations, warranties, covenants, agreements, obligations or Liabilities of any Party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Legal Proceeding based on, in respect of, or by reason of, Transactions (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise.  In no event will any Person be liable to another Person for any remote, speculative or punitive damages with respect to the Transactions.

11.12                 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the Effective Date.

PURCHASER:

PLANETART, LLC

By:	/s/ Roger S. Bloxberg
	Name:	Roger S. Bloxberg
	Title:	CEO

[Signature Page – Asset Purchase Agreement]

COMPANY:

PROVIDE CREATIONS, INC.

By:	/s/ Scott Levin
Name: Scott Levin
Title: President and CEO

[Signature Page – Asset Purchase Agreement]

OTHER SELLERS:

PROVIDE COMMERCE LLC

By:	/s/ Scott Levin
Name: Scott Levin
Title: President and CEO

FTD, INC.

By:	/s/ Scott Levin
Name: Scott Levin
Title: President and CEO

GIFTCO, LLC

By:	/s/ Scott Levin
Name: Scott Levin
Title: President and CEO

[Signature Page – Asset Purchase Agreement]